Exhibit 10.1

SUMMARY OF AMENDED AGREEMENT WITH JAMES BARR III

Set forth below is a description of an arrangement Telephone and Data Systems, Inc. ("TDS") agreed to effective February 13, 2003, as amended on March 6, 2006, regarding the employment and retirement of James Barr III, a Director of TDS and President and Chief Executive Officer of TDS Telecommunications Corporation ("TDS Telecom"):

  Mr. Barr may work from his house in Houston, Texas for one week every six to eight weeks on average and may receive reimbursement for business-related expenditures incurred on such trips.

  Mr. Barr may retain his company car when he retires.

  If Mr. Barr retires on or after March 31, 2005, TDS will vest all the options he has been granted as of the date of his retirement.

  If Mr. Barr is demoted or terminated prior to the time he retires for any reason other than for a serious violation of the TDS Code of Business Conduct, TDS will pay him a sum equal to his then current salary for one year.

  If Mr. Barr remains employed by TDS/TDS Telecom until at least March 31, 2005, TDS will pay him a sum equal to his then current annual salary in twenty-four equal monthly installments, with the initial six installments to be paid on or as soon as administratively practicable following the six month anniversary of his retirement and the remaining 18 installments to be paid each month after the six month anniversary of his retirement. Mr. Barr will be required to provide consulting services to TDS during such period in consideration for such payments.